Resources Connection, Inc. Reports Financial Results for Fourth Quarter and Full Fiscal Year 2024

– Fourth Quarter Beats High End of Outlook Range for Revenue, Gross Margin –
– Continued Cost Discipline Drives Improved SG&A, Beating Favorable End of Outlook Range –

IRVINE, California, July 18, 2024 – Resources Connection, Inc. (Nasdaq: RGP) (the “Company”), a global consulting firm, today announced its financial results for its fourth quarter and full fiscal year ended May 25, 2024.

Fourth Quarter Fiscal 2024 Highlights Compared to Prior Year Quarter:

•Revenue of $148.2 million compared to $184.4 million, a decline of 19.7%
•Same-day constant currency revenue, a non-GAAP measure, a decline of 19.6%
•Gross margin remained strong at 40.2% compared to 41.1%
•Selling, general and administrative expenses (“SG&A”) of $46.4 million, net of $(4.4) million of non-cash contingent consideration adjustment, compared to $56.5 million, an improvement of 18.0%
•Net income of $10.5 million (net income margin of 7.1%) compared to $11.8 million (net income margin of 6.4%)
•Diluted earnings per common share of $0.31 compared to $0.35
•Adjusted EBITDA, a non-GAAP measure, of $13.1 million (Adjusted EBITDA margin of 8.8%) compared to $23.2 million (Adjusted EBITDA margin of 12.6%)
•Cash dividends declared of $0.14 per share consistent with the prior year quarter
•Cash and cash equivalents plus borrowings available under senior secured revolving loan facility of $282.5 million compared to $291.0 million at fiscal year-end 2023

Full Fiscal Year 2024 Highlights Compared to Prior Year:

•Revenue of $632.8 million compared to $775.6 million, a decline of 18.4%
•Same-day constant currency revenue, a non-GAAP measure, declined 18.8%
•Gross margin of 38.9% compared to 40.4%
•SG&A of $208.9 million, net of $(4.4) million of non-cash contingent consideration adjustment, compared to $228.8 million, an improvement of 8.7%
•Net income of $21.0 million (net income margin of 3.3%), compared to $54.4 million (net income margin of 7.0%)
•Diluted earnings per common share of $0.62 compared to $1.59
•Adjusted EBITDA, a non-GAAP measure, of $51.5 million (Adjusted EBITDA margin of 8.1%) compared to $100.2 million (Adjusted EBITDA margin of 12.9%)

Management Commentary

“We are pleased to see stabilization in the business in the fourth quarter enabling us to deliver results above our outlook ranges, which is a testament to our people and their tenacity in a time of macro environment challenge,” said Kate W. Duchene, Chief Executive Officer. “We are controlling what we can while setting the foundation for competitive advantage and growth once broader macroeconomic conditions impacting the human capital sector improve. We have an exceptional business that delivers value to our clients through relevant on-demand skillsets and differentiated service offerings. We are laser focused on unlocking cross-sell in our client base in high growth areas with durable future demand, including digital transformation, technology migration and data modernization. Expanding into broader buying centers in our A-list client base is another top priority this year. As we continue to listen to clients and monitor market intelligence, we are building a diversified business enabling us to be a preferred and integrated solution partner to clients.”

Fourth Quarter Fiscal 2024 Results

Revenue was $148.2 million compared to $184.4 million in the fourth quarter of fiscal 2023. On a same-day constant currency basis, revenue decreased by 19.6% reflecting a tepid demand environment that persists due to broader economic trends. Clients continue to exercise caution with spending and investment decisions due to inflation and interest rate hikes over the last year. As a result, the time to close opportunities in the pipeline continued to be protracted. Compared to the prior year quarter, billable hours decreased by 13.0% and the average bill rate declined by 7.0% (also 7.0% on a constant currency basis). The decline in average bill rate reflects a more competitive pricing environment as well as a shift in revenue mix to the Asia Pacific region which typically carries a lower average bill rate. The United States (U.S.) average bill rate increased by 1.3%, compared to the prior year as a result of pricing actions taken by the Company to improve bill rates, while average bill rates in the Asia Pacific region declined by 8.5% (or 4.3% on a constant currency basis), also largely attributable to a shift in revenue mix across the countries within this region.

Gross margin was 40.2% compared to 41.1% in the prior year quarter primarily due to less favorable leverage on indirect cost of services as a result of lower revenue. Pay/bill ratio remains healthy.

SG&A for the fourth quarter of fiscal 2024 was $46.4 million, or 31.3% of revenue, compared to $56.5 million, or 30.6% of revenue in the prior year quarter. The year over year improvement in SG&A was primarily due to a $4.4 million favorable non-cash contingent consideration adjustment related to the CloudGo acquisition, as well as a lower management compensation expense of $2.6 million partially attributable to the cost reduction plan (the “U.S. Restructuring Plan”) initiated in October 2023, a $2.5 million decrease in bonuses and commissions as a result of lower revenue and profitability achievement compared to incentive compensation targets in the current fiscal year, and a $0.7 million decrease in stock compensation expense as a result of forfeitures and remeasurement of achievement associated with performance based equity awards.

The fourth quarter of fiscal 2024 had income tax expense of $1.0 million (an effective tax rate of 9.0%) compared to $5.4 million (an effective tax rate of 31.4%) for the fourth quarter of fiscal 2023. The effective tax rate for the fourth quarter of fiscal 2024 primarily benefited from the nontaxable income related to the favorable contingent consideration adjustment in connection with the CloudGo acquisition, a foreign exchange loss as a result of the repatriation of funds from our Japan subsidiary and a partial release of valuation allowance on domestic capital loss carryforwards in relation to the pending sale of the Company's Irvine building.

Net income was $10.5 million (net income margin of 7.1%), compared to $11.8 million (net income margin of 6.4%) in the prior year quarter, primarily due to lower revenue and gross profit, partially offset by lower SG&A for the current year quarter due to the $4.4 million favorable adjustment in the fair value of the CloudGo contingent consideration as well as the Company's continued focus on cost discipline. The Company delivered an Adjusted EBITDA margin of 8.8% in the fourth quarter of fiscal 2024 compared to 12.6% in the prior year quarter.

Full Fiscal Year 2024 Results

Annual revenue of $632.8 million declined by 18.4% compared to a year ago, or 18.8% on a same-day constant currency basis. Billable hours decreased by 13.8% and the average bill rate declined by 4.7% (5.5% on a constant currency basis) during fiscal 2024 compared to fiscal 2023. The decrease in billable hours was due to reduced client spending and the lower average bill rate during fiscal 2024 was due to an increasingly competitive pricing environment as well as the ongoing shift in revenue mix to the Asia Pacific region which typically carries a lower average bill rate.

Gross margin was 38.9% compared to 40.4% in the prior year primarily due to less favorable leverage on indirect cost of services as a result of lower revenue. The annual pay/bill ratio remained relatively consistent with the prior year.

The Company’s continued focus on cost discipline supported an SG&A of $208.9 million in fiscal 2024 compared to $228.8 million in fiscal 2023, a 8.7% improvement. The year over year improvement in SG&A was primarily due to a $17.1 million reduction in bonuses and commissions as a result of lower revenue and profitability achievement compared to incentive compensation targets in the current fiscal year, as well as a $4.4 million favorable non-cash adjustment of contingent consideration related to the CloudGo acquisition, a decrease of $3.8 million in stock compensation expense as a result of forfeitures and remeasurement of achievement associated with performance based equity awards, and lower management compensation expense of $3.5 million partially attributable to the U.S. Restructuring Plan initiated in October 2023. These reductions are partially offset by $4.1 million related to employee termination benefits in connection with the actions taken under the U.S. Restructuring Plan during fiscal 2024, a $2.2 million increase in computer software and certain professional services fees, and $2.0 million of acquisition related costs in connection with the acquisition of CloudGo and Reference Point.

Income tax expense was $8.8 million (effective tax rate of 29.5%) for the year ended May 25, 2024 compared to $18.3 million (effective tax rate of 25.1%) for the year ended May 27, 2023. The higher effective tax rate during fiscal 2024 was attributed primarily to a non-recurring increase in forfeiture of stock options in connection with an employee termination during the fiscal year. The higher effective tax rate was partially offset by rate benefits from the nontaxable income on the reversal of CloudGo's contingent liability, a foreign exchange loss as a result of the repatriation of funds from our Japan subsidiary and a partial release of valuation allowance on domestic capital loss carryforwards in relation to the pending sale of the Company's Irvine building. Additionally, the lower effective tax rate during fiscal 2023 resulted from a number of one-time tax benefits recognized, including the release of valuation allowance in a couple of our foreign subsidiaries. The Company delivered net income of $21.0 million (net income margin of 3.3%), diluted earnings per common share of $0.62, and an Adjusted EBITDA margin of 8.1%.

RESOURCES CONNECTION, INC.
SUMMARY OF CONSOLIDATED FINANCIAL RESULTS
(In thousands, except per share amounts)

	Three Months Ended		For the Years Ended
	May 25,	May 27,	May 25,	May 27,	May 28,
	2024	2023	2024	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$148,198	$184,449	$632,801	$775,643	$805,018
Direct cost of services	88,615	108,731	386,733	462,501	488,376
Gross profit	59,583	75,718	246,068	313,142	316,642
Selling, general and administrative expenses	46,350	56,507	208,864	228,842	224,721
Amortization expense	1,330	1,275	5,378	5,018	4,908
Depreciation expense	618	887	3,050	3,539	3,575
Goodwill impairment	—	—	—	2,955	—
Income from operations	11,285	17,049	28,776	72,788	83,438
Interest (income) expense, net	(234)	(110)	(1,064)	552	1,064
Other expense (income)	17	(1)	11	(382)	(594)
Income before income tax expense	11,502	17,160	29,829	72,618	82,968
Income tax expense	1,030	5,392	8,795	18,259	15,793
Net income	$10,472	$11,768	$21,034	$54,359	$67,175

Net income per common share:
Basic	$0.31	$0.35	$0.63	$1.63	$2.04
Diluted	$0.31	$0.35	$0.62	$1.59	$2.00

Weighted average number of common and common equivalent shares outstanding:
Basic	33,497	33,374	33,445	33,407	32,953
Diluted	33,725	33,886	33,895	34,185	33,556

Cash dividends declared per common share	$0.14	$0.14	$0.56	$0.56	$0.56

Revenue by Geography
North America	$126,554	$160,999	$543,926	$680,993	$676,419
Europe	8,518	10,757	38,383	42,509	76,075
Asia Pacific	13,126	12,693	50,492	52,141	52,524
Total consolidated revenue	$148,198	$184,449	$632,801	$775,643	$805,018

Cash dividend
Total cash dividends paid	$4,732	$4,819	$18,825	$18,784	$18,600

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET, today, July 18, 2024. A live webcast of the call will be available on the Events section of the Company’s Investor Relations website. To access the call by phone, please go to this link (registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for 30 days by visiting the Events section of the Company’s Investor Relations website.

About RGP

Recently named among Forbes’ America’s Best Management Consulting Firms for 2024, RGP is a global consulting firm focused on delivering consulting execution services that power clients’ operational needs and change initiatives utilizing a combination of bench and on-demand, expert and diverse talent. As a next-generation human capital partner for our clients, we specialize in co-delivery of enterprise initiatives typically precipitated by business transformation, strategic transactions or regulatory change. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients’, employees’, and partners’ success.

We attract top-caliber professionals with in-demand skill sets who seek a workplace environment characterized by choice and control, collaboration and human connection. The trends in today’s marketplace favor flexibility and agility as businesses confront transformation pressures and skilled labor shortages even in the face of protracted economic uncertainty. Our client engagement and talent delivery model offer speed and agility, strongly positioning us to help our clients transform their businesses and workplaces. Our model is especially relevant at a time where cost reduction initiatives drive an enhanced reliance on a flexible workforce to execute transformational projects.

With approximately 3,400 professionals, we annually engage with over 1,800 clients around the world from 38 physical practice offices and multiple virtual offices. We are their partner in delivering on the “now of work.” Headquartered in Irvine, California, RGP is proud to have served 88% of the Fortune 100 as of May 2024.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to expectations concerning matters that are not historical facts. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include statements regarding our expected recovery and growth and operational plans. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include, but are not limited to, the following: risks related to an economic downturn or deterioration of general macroeconomic conditions, potential adverse effects to our and our clients’ liquidity and financial performances from bank failures or other events affecting financial institutions, risks arising from epidemic diseases or pandemics, the highly competitive nature of the market for professional services, risks related to the loss of a significant number of our consultants, or an inability to attract and retain new consultants, the possible impact on our business from the loss of the services of one or more key members of our senior management, risks related to potential significant increases in wages or payroll-related costs, our ability to secure new projects from clients, our ability to achieve or maintain a suitable pay/bill ratio, our ability to compete effectively in the competitive bidding process, risks related to unfavorable provisions in our contracts which may permit our clients to, among other things, terminate the contracts partially or completely at any time prior to completion, our ability to realize the level of benefit that we expect from our restructuring initiatives, risks that our recent digital expansion and technology transformation efforts may not be successful, our ability to build an efficient support structure as our business continues to grow and transform, our ability to grow our business, manage our growth or sustain our current business, our ability to serve clients internationally, additional operational challenges from our international activities possible disruption of our business from our past and future acquisitions, the possibility that our recent rebranding efforts may not be successful, our potential inability to adequately protect our intellectual property rights, risks that our computer hardware and software and telecommunications systems are damaged, breached or interrupted, risks related to the failure to comply with data privacy laws and regulations and the adverse effect it may have on our reputation, results of operations or financial condition, our ability to comply with governmental, regulatory and legal requirements and company policies, the possible legal liability for damages resulting from the performance of projects by our consultants or for our clients’ mistreatment of our personnel, risks arising from changes in applicable tax laws or adverse results in tax audits or interpretations, the possible adverse effect on our business model from the reclassification of our independent contractors by foreign tax and regulatory authorities, the possible difficulty for a third party to acquire us and resulting depression of our stock price, the operating and financial restrictions from our credit facility, risks related to the variable rate of interest in our credit facility, the possibility that we are unable to or elect not to pay our quarterly dividend payment, and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 27, 2023, the Annual Report on Form 10-K for the year ended May 25, 2024, which will be filed on or around July 19, 2024, and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to assess our financial and operating performance that are not defined by or calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the Consolidated Statements of Operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

•Same-day constant currency revenue is adjusted for the following items:

oCurrency impact. In order to remove the impact of fluctuations in foreign currency exchange rates, the Company calculates same-day constant currency revenue, which represents the outcome that would have resulted had exchange rates in the current period been the same as those in effect in the comparable prior period.

oBusiness days impact. In order to remove the fluctuations caused by comparable periods having a different number of business days, the Company calculates same-day revenue as current period revenue (adjusted for currency impact) divided by the number of business days in the current period, multiplied by the number of business days in the comparable prior period. The number of business days in each respective period is provided in the “Number of Business Days” section of the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below.

•EBITDA is calculated as net income before amortization expense, depreciation expense, interest and income taxes.

•Adjusted EBITDA is calculated as EBITDA plus or minus stock-based compensation expense, technology transformation costs, goodwill impairment, acquisition costs, restructuring costs, and contingent consideration adjustments. Adjusted EBITDA at the segment level excludes certain shared corporate administrative costs that are not practical to allocate.

•Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue.

•Cash tax rate excludes the non-cash tax impact of stock option expirations, non-cash tax impact of valuation allowances on international deferred tax assets, and other non-cash tax items.

•Adjusted income tax expense is calculated based on the Company’s cash tax rates (as defined above).

•Adjusted diluted earnings per common share is calculated as diluted earnings per common share, plus or minus the per share impact of stock-based compensation expense, technology transformation costs, goodwill impairment, acquisition costs, restructuring costs, contingent consideration adjustments, and adjusted for the related tax effects of these adjustments.

We believe the above-mentioned non-GAAP financial measures, which are used by management to assess the core performance of our Company, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of our Company and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for revenue, net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our revenue, profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except number of business days)

	Three Months Ended		For the Years Ended
Revenue by Geography	May 25,	May 27,	May 25,	May 27,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)
North America
As reported (GAAP)	$126,554	$160,999	$543,926	$680,993
Currency impact	(359)		(2,153)
Business days impact	—		-
Same-day constant currency revenue	$126,195		$541,773

Europe
As reported (GAAP)	$8,518	$10,757	$38,383	$42,509
Currency impact	(105)		(1,687)
Business days impact	(109)		(639)
Same-day constant currency revenue	$8,304		$36,057

Asia Pacific
As reported (GAAP)	$13,126	$12,693	$50,492	$52,141
Currency impact	734		1,915
Business days impact	(46)		(624)
Same-day constant currency revenue	$13,814		$51,783

Total Consolidated
As reported (GAAP)	$148,198	$184,449	$632,801	$775,643
Currency impact	270		(1,925)
Business days impact	(155)		(1,263)
Same-day constant currency revenue	$148,313		$629,613

Number of Business Days
North America (1)	65	65	251	251
Europe (2)	62	61	253	248
Asia Pacific (2)	61	61	248	245

(1) This represents the number of business days in the U.S.

(2) The business days in international regions represents the weighted average number of business days.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts and percentages)

	Three Months Ended
	May 25,	% of	May 27,	% of
Adjusted EBITDA	2024	Revenue	2023	Revenue
	(Unaudited)		(Unaudited)
Net income	$10,472	7.1%	$11,768	6.4%
Adjustments:
Amortization expense	1,330	0.9	1,275	0.7
Depreciation expense	618	0.4	887	0.5
Interest income, net	(234)	(0.2)	(110)	(0.1)
Income tax expense	1,030	0.7	5,392	2.9
EBITDA	13,216	8.9	19,212	10.4
Stock-based compensation expense	1,483	1.0	2,146	1.2
Technology transformation costs (1)	1,914	1.3	1,879	1.0
Acquisition costs (2)	688	0.5	—	—
Restructuring costs (3)	189	0.1	—	—
Contingent consideration adjustment	(4,400)	(3.0)	—	—
Adjusted EBITDA	$13,090	8.8%	$23,237	12.6%

Adjusted Diluted Earnings per Common Share
Diluted earnings per common share, as reported	$0.31		$0.35
Stock-based compensation expense	0.04		0.06
Technology transformation costs (1)	0.05		0.06
Acquisition costs (2)	0.02		—
Restructuring costs (3)	0.01		—
Contingent consideration adjustment	(0.13)		—
Income tax impact of adjustments	(0.02)		(0.03)
Adjusted diluted earnings per common share	$0.28		$0.44

Adjusted Income Tax (Benefit) Expense and Cash Tax Rate
Income tax expense	$1,030		$5,392
Effect of non-cash tax items:
Stock option expirations	(81)		(12)
Valuation allowance on deferred tax assets	(1,415)		(414)
Net uncertain tax position adjustments	(20)		(15)
Other adjustments	—		(1)
Adjusted income tax (benefit) expense	$(486)		$4,950

Effective tax rate	9.0%		31.4%
Total effect of non-cash tax items on effective tax rate	(13.2)%		(2.5)%
Cash tax rate	(4.2)%		28.9%

(1) Technology transformation costs represent costs included in net income related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based enterprise resource planning system and talent acquisition and management systems. Such costs primarily include hosting and certain other software licensing costs, third-party consulting fees and costs associated with dedicated internal resources that are not capitalized.

(2) Acquisition costs primarily represent one-time costs included in net income related to the Company’s business acquisitions, which include fees paid to the Company’s broker and other professional services firms.

(3) The Company initiated the U.S. Restructuring Plan in October 2023 and substantially completed the U.S. Restructuring Plan in fiscal 2024.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts and percentages)

	For the Years Ended
	May 25,	% of	May 27,	% of	May 28,	% of
Adjusted EBITDA	2024	Revenue	2023	Revenue	2022	Revenue
	(Unaudited)		(Unaudited)		(Unaudited)
Net income	$21,034	3.3%	$54,359	7.0%	$67,175	8.3%
Adjustments:
Amortization expense	5,378	0.9	5,018	0.6	4,908	0.6
Depreciation expense	3,050	0.5	3,539	0.4	3,575	0.4
Interest (income) expense, net	(1,064)	(0.2)	552	0.1	1,064	0.2
Income tax expense	8,795	1.4	18,259	2.4	15,793	2.0
EBITDA	37,193	5.9	81,727	10.5	92,515	11.5
Stock-based compensation expense	5,732	0.9	9,521	1.2	8,168	1.0
Technology transformation costs (1)	6,901	1.1	6,355	0.8	1,449	0.2
Goodwill impairment (2)	—	—	2,955	0.4	—	—
Acquisition costs (3)	1,970	0.3	—	—	—	—
Restructuring costs (4)	4,087	0.6	(364)	—	833	0.1
Contingent consideration adjustment	(4,400)	(0.7)	—	—	166	—
Adjusted EBITDA	$51,483	8.1%	$100,194	12.9%	$103,131	12.8%

Adjusted Diluted Earnings per Common Share
Diluted earnings per common share, as reported	$0.62		$1.59		$2.00
Stock-based compensation expense	0.17		0.28		0.24
Technology transformation costs (1)	0.20		0.19		0.04
Goodwill Impairment (2)	—		0.09		—
Acquisition costs (3)	0.06		—		—
Restructuring costs (4)	0.12		(0.01)		0.02
Contingent consideration adjustment	(0.13)		—		—
Income tax impact of adjustments	(0.11)		(0.14)		(0.08)
Adjusted diluted earnings per common share	$0.93		$2.00		$2.22

Adjusted Income Tax Expense and Cash Tax Rate
Income tax expense	$8,795		$18,259		$15,793
Effect of non-cash tax items:
Stock option expirations	(454)		(34)		(231)
Valuation allowance on deferred tax assets	(1,731)		1,217		5,371
Net uncertain tax position adjustments	(72)		(54)		(36)
Other adjustments	(57)		273		(129)
Adjusted income tax expense	$6,481		$19,661		$20,768

Effective tax rate	29.5%		25.1%		19.0%
Total effect of non-cash tax items on effective tax rate	(7.8)%		2.0%		6.0%
Cash tax rate	21.7%		27.1%		25.0%
(1) Technology transformation costs represent costs included in net income related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based enterprise resource planning system and talent acquisition and management systems. Such costs primarily include hosting and certain other software licensing costs, third-party consulting fees and costs associated with dedicated internal resources that are not capitalized.

(2) The effect of the goodwill impairment charge recognized during the year ended May 27, 2023 was related to the Sitrick operating segment.

(3) Acquisition costs primarily represent one-time costs included in net income related to the Company’s business acquisitions, which include fees paid to the Company’s broker and other professional services firms.

(4) The Company initiated the U.S. Restructuring Plan in October 2023 and substantially completed the U.S. Restructuring Plan during fiscal 2024. In addition, the Company substantially completed the global restructuring plans in fiscal 2021 and the remaining accrued restructuring liability was released in fiscal 2023.

Segment Results
On May 31, 2022, the Company divested taskforce – Management on Demand GmbH, and its wholly owned subsidiary skillforce –Executive Search GmbH, a German professional services firm operating under the taskforce brand (“taskforce”). Since the second quarter of fiscal 2021, the business operated by taskforce, along with its parent company, Resources Global Professionals (Germany) GmbH, an affiliate of the Company, represented an operating segment of the Company and was reported as a part of Other Segments.
Effective May 31, 2022, the Company’s operating segments consist of RGP and Sitrick, within the other segment category. Prior-period comparative segment information was not restated as a result of the divestiture of taskforce as the Company did not have a change in internal organization or the financial information that the Chief Operating Decision Maker uses to assess performance and allocate resources.

RGP is the Company’s only operating segment that meets the quantitative threshold of a reportable segment. Sitrick does not individually meet the quantitative threshold to qualify as a reportable segment. Therefore, Sitrick is the only entity disclosed in Other Segments during fiscal 2024 and 2023. On November 15, 2023, the Company acquired CloudGo, which is reported as part of the RGP operating segment.

The following table discloses the Company’s revenue and Adjusted EBITDA by segment for each of the periods presented (in thousands):

	Three Months Ended		For the Years Ended
	May 25,	May 27,	May 25,	May 27,	May 28,
	2024	2023	2024	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
RGP	$145,521	$181,662	$622,895	$764,511	$764,350
Other Segments (1)	2,677	2,787	9,906	11,132	40,668
Total revenue	$148,198	$184,449	$632,801	$775,643	$805,018

Adjusted EBITDA:
RGP	$20,980	$31,045	$84,677	$132,377	$134,187
Other Segments (1)	32	419	(676)	1,179	3,527
Reconciling items (2)	(7,922)	(8,227)	(32,518)	(33,362)	(34,583)
Total Adjusted EBITDA (3)	$13,090	$23,237	$51,483	$100,194	$103,131

(1)Amounts reported in Other Segments for the three months and year ended May 27, 2023 include Sitrick and an immaterial amount from taskforce from May 29, 2022 through May 31, 2022, the completion date of the sale. Amounts previously reported for the three months and year ended May 28, 2022 included the Sitrick and taskforce operating segments.

(2)Reconciling items are generally comprised of unallocated corporate administrative costs, including management and board compensation, corporate support function costs and other general corporate costs that are not allocated to segments.

(3)A reconciliation of the Company’s net income to Adjusted EBITDA on a consolidated basis is presented in tables on page 9 and 10.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(In thousands, except consultant headcount and average rates)

	May 25,	May 27,
SELECTED BALANCE SHEET INFORMATION:	2024	2023
	(Unaudited)
Cash and cash equivalents	$108,892	$116,784
Trade accounts receivable, net of allowance for credit losses	$108,515	$137,356
Total assets	$510,914	$531,999
Current liabilities	$72,433	$97,084
Long-term debt	$—	$—
Total liabilities	$92,151	$117,479
Total stockholders’ equity	$418,763	$414,520

	For the Years Ended
	May 25,	May 27,
SELECTED CASH FLOW INFORMATION:	2024	2023
	(Unaudited)
Cash flow -- operating activities	$21,919	$81,636
Cash flow -- investing activities	$(8,554)	$3,943
Cash flow -- financing activities	$(20,709)	$(71,914)

	Three Months Ended
	May 25,	May 27,
SELECTED OTHER INFORMATION:	2024	2023
	(Unaudited)	(Unaudited)
Consultant headcount, end of period	2,585	3,145
Average bill rate (1)	$120	$129
Average pay rate (1)	$57	$62
Common shares outstanding, end of period	33,556	33,475

(1) Rates represent the weighted average bill rates and pay rates across the countries in which we operate. Such weighted average rates are impacted by the mix of our business across the geographies as well as fluctuations in currency rates. Constant currency average bill and pay rates using the same exchange rates in the fourth quarter of fiscal 2023 were $120 and $57, respectively.

Analyst Contact:
Jennifer Ryu
Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com

Media Contact:
Pat Burek
Financial Profiles
(US+) 1-310-622-8244
pburek@finprofiles.com